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                                                                    EXHIBIT 99.6



                                ADMINISTAFF, INC.
                         NONQUALIFIED STOCK OPTION PLAN

         Administaff, Inc., a Delaware corporation (the "Company"), hereby adopts the Administaff, Inc. Nonqualified Stock Option Plan (the "Plan") effective as of July 27, 1999. The terms and provisions of the Plan are set forth below.

         1. Purpose. The purpose of the Plan is to promote the interests of the Company by encouraging employees of the Company and its Subsidiaries who are not officers of the Company to acquire or increase their equity interests in the Company and to provide a means whereby such persons may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Subsidiaries to attract and retain the services of individuals who are believed to be essential for the continued growth and profitability of the Company.

         2.       Definitions. As used in this Plan:

                  (a)      "Board" means the Board of Directors of the Company.

                  (b)      "CEO" means the Chief Executive Officer of the
                           Company.

                  (c) "Change in Control" shall be deemed to have occurred upon:

                           (i) the date of the acquisition by any "person" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")), excluding the Company or any of its Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange
                  Act) of 30% or more of either the then outstanding shares of common stock of the Company, or the then outstanding voting securities entitled to vote generally in the election of directors; or

                           (ii) the date the individuals who constitute the Board as of May 28, 1997 (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board, provided that any person becoming a director subsequent to May 28, 1997 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of


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                  the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by the Company's management prior to, or at the time of, such individual's initial nomination for election) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

                           (iii) the date of consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of the Company's assets, or the issuance of shares of stock of the Company in connection with the acquisition of the stock or assets of another entity, provided, however, that a Change in Control shall not occur under this clause (iii) if consummation of the transaction would result in at least 65% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company's business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 65% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

                           (iv) the date the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or
                  Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction.

                  (d) "Committee" means the Compensation Committee of the Board of Directors of the Company

                  (e) "Common Stock" means the Common Stock, $0.01 par value, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph 6.

                  (f) "Date of Grant" means the date specified by the CEO on which an Option Right will become effective, which date will not be earlier than the date on which the CEO takes action with respect thereto.

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                  (g)      "Employee" means an employee of the Company or
         Subsidiary who is not an officer of the Company, and any person who has been offered employment by the Company or a Subsidiary (other than as an officer of the Company), provided that any Option Right granted to such prospective employee shall be canceled if such person fails to commence such employment, and no such Option Right shall be exercisable before such person has commenced such employment.

                  (h) "Market Value per Share" means, at any date, the closing sale price per share of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) in the principal market in which the Common Stock is traded.

                  (i) "Option Price" means the purchase price per share payable on exercise of an Option Right.

                  (j) "Option Right" means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Paragraph 4.

                  (k) "Participant" means an Employee who is selected by the CEO to receive an Option Right.

                  (l) "subsidiary" means, at any time, any corporation or other entity in which at the time the Company then owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of equity interests issued by such corporation or entity.

         3. Shares Available Under Plan. Subject to adjustments as provided in Paragraph 6, the maximum number of shares of Common Stock with respect to Option Rights may be granted in any calendar year under this Plan is SIX HUNDRED THOUSAND (600,000); however, any shares of Common Stock which are subject to Option Rights that are terminated unexercised, forfeited or surrendered or which expire for any reason during that same calendar year in which such Option Rights were granted will again be available for issuance that calendar year. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

         4. Option Rights. The CEO may from time to time make grants to any Employee of options to purchase shares of Common Stock upon such terms and conditions as the CEO may determine, to the extent not inconsistent with the following provisions:

                  (a) Each grant will specify the number of shares of Common Stock to which it pertains.

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                  (b)      Each grant will specify its Option Price, which may
         not be less than 100% of the Market Value per Share on the Date of Grant.

                  (c) Each grant will specify that the Option Price will be payable (i) in cash or by check payable and acceptable to the Company or (ii) to the extent provided for in the option agreement, (a) by tendering to the Company shares of Common Stock owned by the optionee for at least six months, if acquired pursuant to a Company stock option, and having an aggregate Market Value Per Share as of the date of exercise and tender that is not greater than the full Option Price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the Option Price as provided in (i) above (provided that the CEO may, upon confirming that the optionee owns the number of shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the option less the number of shares being tendered upon the exercise and return to the optionee (or not require surrender of) the certificate for the shares being tendered upon the exercise) or (b) by the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the Option Price and any required tax withholding amounts; provided that in the event the optionee chooses to pay the Option Price and withholding taxes as provided in (ii)(b) above, the optionee and the broker shall comply with such procedures and enter into such agreements as the CEO may prescribe as a condition of such payment procedure, or (iii) by a combination of such payment methods. Payment instruments will be received subject to collection.

                  (d) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

                  (e) Each grant will specify the required period or periods of continuous service by the Participant with the Company and the Subsidiaries and any performance objectives to be achieved, as established by the CEO, before the Option Rights or installments thereof will become exercisable, and any grant may provide, in the CEO's discretion, for the earlier vesting of the Option Rights upon termination of the Participant's employment due to death, disability or retirement. In addition, the CEO may, in his discretion, accelerate the vesting, in whole or in part, of all or any outstanding Options of one or more, including all, Participants. Any such action taken by the CEO need not be uniform as to Participants.


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                  (f)      Each grant the exercise of which, or the timing of
         the exercise of which, is dependent, in whole or in part, on the achievement of performance objectives or other criteria may specify a minimum level of achievement in respect of the specified performance objectives or other criteria below which no Option Rights will be exercisable and may set forth a formula or other method for determining the number of Option Rights that will be exercisable if performance is at or above such minimum but short of full achievement of the performance objectives.

                  (g) Option Rights granted under this Plan shall be options which are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

                  (h) Each grant shall specify the period during which the Option Right may be exercised, but no Option Right will be exercisable more than ten years from the Date of Grant.

                  (i) Each grant of Option Rights will be evidenced by an agreement executed on behalf of the Company by any authorized officer and delivered to the Participant and containing such terms and provisions consistent with this Plan, as the CEO may approve.

                  (j) Notwithstanding anything contained in the Plan to the contrary, all Option Rights shall immediately become exercisable in full upon a Change in Control.

                  5. Transferability. No Option Right (or any interest therein) will be transferable by a Participant other than by (i) will or the laws of descent and distribution or (ii) a qualified domestic relations order and an Option Right will be exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.

                  6. Adjustments. The Committee may make or provide for such adjustments in the maximum number of shares of Common Stock specified in Paragraph 3, in the numbers of shares of Common Stock covered by outstanding Option Rights granted hereunder, in the Option Price applicable to any such Option Rights, and/or in the kind of shares covered thereby (including shares of another issuer), as the Committee, in its sole discretion exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporation transaction or event having an effect similar to any of the foregoing.

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         7.       Fractional Shares. The Company will not be required to issue any fractional share of Common Stock pursuant to this Plan. The CEO may provide for the elimination of fractions for the settlement of fractions in cash.

         8. Withholding of Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any grant to or exercise by a Participant or any other person under this Plan, it will be a condition to the receipt of such grant or exercise that the Participant or such other person make arrangements satisfactory to the Company for the payment of such taxes required to be withheld. The CEO may provide in any grant agreement that such taxes may be satisfied by the relinquishment of a portion of such Award or payment.

         9. Administration of the Plan. (a) This Plan will be administered by the CEO, who may delegate ministerial matters to such person or persons as the CEO may choose.

         (b) The interpretation and construction by the CEO of any provision of this Plan or of any agreement, notification or document evidencing the grant of an Option Right and any determination by the CEO pursuant to any provision of this Plan or of any such agreement, notification or documentation will be final and conclusive. The CEO will not be liable for any such action or determination made in good faith or in the absence of gross negligence or willful misconduct on the part of the CEO.

         10. Amendments. The Committee may amend or terminate the Plan or the CEO's authority to grant Option Rights under the Plan without the consent of stockholders or Participants; provided, however, the Committee may, in its discretion, determine to submit any changes to the Board for approval. Upon submission to the Board, the Board may, in its discretion, determine to submit any changes to stockholders for approval; and provided, further, no such action by either the Committee or the Board may be taken which would materially impair the rights of a Participant under any Option Right theretofore granted to him without the consent of the Participant.

         11. No Employment Rights. This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant's employment or other service at any time.

         12. Effective Date. The Plan shall be effective upon its approval by the Committee.


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